UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 5, 2010

Date of report (date of earliest event reported)

GT SOLAR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-142383	03-0606749
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

(Address of principal executive offices, including Zip Code)

(603) 883-5200

(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2010, GT Solar International, Inc. (the “Company”) entered into a share repurchase agreement (the “Repurchase Agreement”) with GT Solar Holdings, LLC (“Holdings”), pursuant to which the Company will purchase from Holdings 26,500,000 shares of the Company’s common stock (“Company Common Stock”) at a per share price of $ 7.6606, which is equal to 90.5% of the volume weighted average price of the Company’s Common Stock on The NASDAQ Global Select Market for the ten trading day period ending on, and inclusive of, November 5, 2010, or an aggregate of $ 203,004,668.  The repurchase is expected to close (the “Closing”) on or before November 12, 2010.  Prior to the repurchase, Holdings owned approximately 34% of the outstanding Company Common Stock.  In a seperate transaction, Holdings has sold an additional 7,000,000 shares of Company Common Stock to a third party in a Rule 144 transaction at a price higher than the $7.6606 per share paid by the Company.  The closing of the Rule 144 sale is a condition precedent to the Closing of the repurchase of shares by the Company pursuant to the Repurchase Agreement.  Following the Closing, and the closing of the concurrent Rule 144 sale, the two private equity funds that serve as managing member of Holdings will own approximately 66.2% of Holdings, which will equate to approximately 9.4% of Company Common Stock outstanding.

Under the terms of the Repurchase Agreement, the Company has agreed to refrain from purchasing other shares of Company Common Stock before May 12, 2011, if the effect of such purchase or purchases would be to increase the aggregate beneficial ownership of the two private equity funds that serve as the managing member of Holdings to greater than 10% of the shares of Company Common Stock outstanding.  The Company has also agreed to maintain its current shelf registration statement effective and available for use by Holdings and the two private equity funds that serve as managing member of Holdings for the resale of the shares of Company Common Stock held by them until 91 days after the Closing.  The Repurchase Agreement contains customary representations and warranties of the parties and customary conditions to closing.

The foregoing summary is qualified in its entirety by reference to the actual terms of the Repurchase Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The Company and Holdings have agreed, in the Repurchase Agreement, to terminate the Amended and Restated Registration Rights Agreement, dated as of July 1, 2008, among the Company and the other parties signatory thereto (the “Registration Rights Agreement”), effective February 9, 2011.  The Registration Rights Agreement provides for certain demand and piggyback registration rights for Holdings.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On Friday, November 5, 2010, J. Bradford Forth and R. Chad Van Sweden resigned from the Company’s Board of Directors, effective as of the date of the Closing under the Repurchase Agreement.  In addition, the Company’s Board of Directors appointed Matthew Massengill as the Chairman of the Board of Directors, such appointment to be effective upon the effectiveness of Mr. Forth’s resignation.

Item 8.01 Other Information.

On November 5, 2010, the Company entered into a commitment letter (the “Commitment Letter”) for a senior secured credit facility in an aggregate principal amount of up to $200,000,000 with Credit Suisse AG and Credit Suisse Securities (USA) LLC (collectively, “Credit Suisse”). The credit facility is expected to consist of a $75,000,000, three-year revolving credit facility and a $125,000,000, three-year term loan facility and to be used for general corporate purposes. The Company is the “Borrower” under the Commitment Letter.

Under the terms of the Commitment Letter, Credit Suisse has agreed to, subject to the terms and conditions set forth therein, (i) serve as the sole and exclusive administrative agent for the credit facility; (ii) provide commitments in respect of the credit facility (subject to customary conditions); and (iii) serve as sole lead arranger and book runner for the credit facility, and in such capacities to form a syndicate of financial institutions reasonably acceptable to the Borrower for the credit facility. The principal terms and conditions of the credit facility to be provided by the Commitment Letter include representations and warranties, as well as affirmative, reporting and negative covenants customary for financings of this type. Among other things, the credit facility would place restrictions on the Borrower and its subsidiaries incurring certain additional debt, having certain liens on their property, paying dividends and making distributions, and entering into specified transactions with affiliates. The terms of the credit facility would also require the Borrower to maintain a specified minimum fixed charge coverage ratio and total leverage ratio.

On November 8, 2010, the Company issued a press release announcing certain of the matters described in Items 1.01, 5.02 and 8.01 of this report.  A copy of the press release is attached as Exhibit 99.1 hereto, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Share Repurchase Agreement, dated as of November 5, 2010, by and among GT Solar International, Inc. and GT Solar Holdings, LLC
99.1	Press Release of the Company dated November 8, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

By:	/s/ HOIL KIM
Name: Hoil Kim
Title: Vice President, Chief Administrative Officer, General Counsel and Secretary

Dated: November 8, 2010

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Share Repurchase Agreement, dated as of November 5, 2010, by and among GT Solar International, Inc. and GT Solar Holdings, LLC
99.1	Press Release of the Company dated November 8, 2010